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                                                                  Exhibit 99


[LOGO]

CBS

                                                                   May 23, 1997


                     CBS MAKES MAJOR ORGANIZATIONAL CHANGES


                     o Mel Karmazin Chairman and CEO of combined $2.2 billion television and radio station group

                     o  Peter Lund elects to leave CBS

     NEW YORK, May 23, 1997 -- Michael H. Jordan, Chairman and Chief Executive Officer of Westinghouse Electric Corporation, announced today a major reorganization of the company's media businesses in anticipation of the formation of the new CBS Corporation following the split of Westinghouse in the Fall. Beginning immediately, the CBS Television and Cable businesses will report directly to Mr. Jordan and all CBS radio and television stations will be consolidated into a single organization led by Mel Karmazin, the Chairman and Chief Executive Officer of the new CBS Station Group. Peter Lund, President and Chief Executive Officer of the CBS Television and Cable Group, declined the opportunity to lead the remaining television and cable businesses and elected to leave CBS.

     Mr. Lund has agreed to assist in the transition to the new organization. Mr. Lund has been at CBS since 1977, except for a three-year stint at Multimedia. He has held key CBS posts at both the TV stations and the Network, and was appointed to the post of President and Chief Executive Officer of CBS Inc. after the Westinghouse purchase of CBS in November 1995.

     Mr. Jordan added: "Peter Lund played an invaluable role in the CBS turnaround. Today CBS is a better place to work, with a promising future, thanks to Peter's many lasting contributions and successes. During his long and distinguished career at CBS, Peter has worked in - and left his mark on -- virtually every part of the company. While I wish he had decided to remain at CBS, I respect his choice. We wish him well."

     Endorsing the leaders of the three core Network businesses, Mr. Jordan said: "We have the best Network team in the industry. Leslie Moonves has put our primetime entertainment back on America's TV screens. Andrew Heyward is leading our news operations with an energy and integrity worthy of the best traditions of CBS News. And Sean McManus has made his mark in his first few months at CBS as an accomplished businessman and sports programmer. I look forward to working with Les, Andrew and Sean as we restore CBS to its place as the preeminent broadcasting network."

     The 14 Owned and Operated CBS television stations and the 77 CBS radio stations will be combined into a single CBS Station Group, Mr. Karmazin, who joined CBS with the purchase of Infinity Broadcasting, will lead the $2.2 billion station group.

                                     (Over)

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CBS Inc. ...2

     Commenting on the benefits of the station consolidation, Mr. Jordan said:
"Westinghouse's acquisition of CBS had great public service implications and created a tremendous potential for leveraging a uniquely valuable and extensive television and radio station presence in the major markets. During the past year, we've been turning that potential into reality, building the strongest broadcast distribution enterprise in the U.S."

     Mr. Jordan added, "During his 30-year broadcasting career, Mel Karmazin has had an unsurpassed track record of building station franchises and driving strong revenue and cash flow growth. He built Infinity Broadcasting into the most successful company in the radio industry. Under his firm leadership, this television and radio station combination gives us an opportunity to realize major synergies in local markets and build significant value for our advertisers and shareholders."

     The new organization of CBS will consist of three major entities -- CBS Television, the CBS Station Group, and CBS Cable.

     CBS Television will consist of the Network operations led by Jim Warner -- marketing and sales, affiliate relations, and research -- and the three Network businesses -- entertainment, news and sports. It also includes CBS Enterprises, led by Ed Wilson and comprising the Eyemark production and syndication company and CBS International.

     The new CBS Station Group has a strong presence in every one of the top 10 markets. CBS owns six of the top 10 billing radio stations in the country, and has extensive radio coverage in the top 16 U.S. advertising markets. With television stations in seven of the top 10 markets, CBS covers 31% of the U.S. television audience. TDI, a leader in out-of-home advertising, will also be a part of the CBS Station Group.

    CBS Cable, led by Don Mitzner, will comprise the third major element of the new CBS Corporation. With the completion this summer of the acquisition of The Nashville Network (TNN) and Country Music Television (CMT), CBS Cable will have four cable networks and a global satellite distribution unit providing service to broadcast, cable, and corporate networks.

     The split of Westinghouse into separate media and industrial companies, CBS Corporation and Westinghouse Electric Company respectively, is expected to occur this Fall.


Contacts:    Jack Bergen     Westinghouse/CBS       212/975-3835
             Gil Schwartz    CBS Communications     212/975-2121